Exhibit 10.1

Tender Offer Letter

July 12, 2006

Official Committee of Unsecured Creditors

c/o Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attention: Robert Jay Moore and David B. Zolkin

Re:	President Casinos, Inc.

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the mutual understanding among the members (each, a “Member”) of the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), Pinnacle Entertainment, Inc. (together with any of its affiliates and subsidiaries “Pinnacle” and, collectively with the Creditors’ Committee, the “Parties”), as to the terms upon which Pinnacle will commence tender offers for any and all of the (a) outstanding (i) 13% Senior Notes issued by President Casinos, Inc. (“PCI”), due September 2001 (the “13% Notes”), and (ii) 12% Notes issued by PCI, due September 2001 (the “12% Notes” and, together with the 13% Notes, and all interest accrued on, and all claims and causes of action relating to, the 12% Notes and 13% Notes, the “Notes”), and (b) prepetition general unsecured claims, in such amounts as heretofore have been allowed or are deemed allowed as of the date of this Agreement (the “Unsecured Claims”) asserted against President Riverboat Casino—Missouri, Inc. (“PRC-MO” and, together with PCI, the “Debtors”). The effectiveness of this Agreement shall be conditioned upon the approval of this Agreement, within four (4) hours of the delivery of the final signature page to this Agreement, by the board of directors, or committee thereof having the power to approve this Agreement, of Pinnacle (“Pinnacle Board Approval”). In the event that Pinnacle Board Approval is not obtained within such time frame, this Agreement shall terminate and be null and void.

1. Note Tender. Within five (5) business days of the execution of this Agreement by the Parties, Pinnacle will commence an offer to purchase, upon the terms and conditions set forth below, any and all of the Notes for $809.07 per $1,000 principal amount of the Notes in cash (the “Note Tender”). The Note Tender will be conducted by Pinnacle in accordance with applicable law, including Rule 14(e)-1 of the Securities Exchange Act of 1934, and the terms of this Agreement.

2. Unsecured Claim Tender. Pinnacle will commence an offer to purchase, upon the terms and conditions set forth below, Unsecured Claims for cash in an amount equal to 100% of the allowed amount of each Unsecured Claim; provided that the aggregate amount of allowed Unsecured Claims does not exceed $2,000,000 (the “Unsecured Claim Tender”). The Unsecured Claim Tender will be conducted by Pinnacle in accordance with applicable law and the terms of this Agreement and will be conducted in a manner so that the Unsecured Claim Tender closes concurrently with the closing of the Note Tender. Notwithstanding the foregoing, Pinnacle will only purchase such Unsecured Claims as (a) have been scheduled by, or with respect to which a proof of claim has been filed against, PRC-MO (other than any Unsecured Claims as have been

Official Committee of Unsecured Creditors

July 12, 2006

scheduled as contingent, unliquidated or disputed, or are the subject of a filed and pending objection to allowance, as of the date hereof) and (b) for which an indemnity, in a form satisfactory to Pinnacle in its sole discretion, has been provided to Pinnacle by the seller with respect to, among other things, any actions or objections as may be brought by PRC-MO in connection with such Unsecured Claim.

3. Agreement to Tender; Ownership of Notes.

(a) Unless this Agreement shall have been terminated in accordance with its terms, each Member shall (i) as promptly as practicable validly tender all Notes and Unsecured Claims held of record, beneficially owned or controlled, either directly or indirectly, as the date of this Agreement pursuant to and in accordance with the terms of the Note Tender and the Unsecured Claim Tender, as applicable, and (ii) not withdraw any such Notes or Unsecured Claims from the Note Tender and the Unsecured Claim Tender, as applicable. To the extent that such Member’s Notes and Unsecured Claims are held in the name of another person or entity, such Member shall promptly give irrevocable instructions to the record holder of such Notes and Unsecured Claims to tender such Notes and Unsecured Claims pursuant to the Note Tender and Unsecured Claim Tender, as applicable.

(b) Each of AIG Global Investment Group and MacKay Shields LLC, severally and not jointly, represents and warrants to Pinnacle that it is, or is the investment adviser to, the beneficial owner of, and has the power to cause to be tendered pursuant to this Agreement, the approximate aggregate principal amount of Notes set forth next to its signature on the signature pages to this Agreement, that, to the best of its knowledge, it or the beneficial owner (in the case where it is the investment adviser to the beneficial owner) owns all of such Notes free and clear of any adverse claim or other lien, and that there is no more than $75 million in aggregate principal amount outstanding of the Notes.

4. Early Closing. Promptly after Pinnacle is in receipt, during the pendancy of the Note Tender, of the tender by Members AIG Global Investment Group and MacKay Shields LLC of all Notes held of record, beneficially owned or controlled, either directly or indirectly, by each of them (the “Early Closing Date”), Pinnacle shall conduct an early closing of the Note Tender and the Unsecured Claim Tender, and upon such Early Closing Date promptly consummate its purchase of (i) such tendered Notes of AIG Global Investment Group and MacKay Shields LLC, and (ii) all other Notes or Unsecured Claims tendered to Pinnacle prior to the Early Closing Date pursuant to the terms of the Note Tender or the Unsecured Claim Tender. From and after the Early Closing Date, Pinnacle shall consummate its purchase of all Notes and Unsecured Claims tendered prior to the expiration of the Note Tender and shall waive the conditions to closing set forth in Section 5 below (except for a condition that no injunction shall have been issued).

Official Committee of Unsecured Creditors

July 12, 2006

5. Conditions to Closing of Note Tender and Unsecured Claim Tender. The obligation of Pinnacle to close each of the Note Tender and the Unsecured Claim Tender shall be conditioned upon the satisfaction or waiver of the following conditions:

(a) receipt by Pinnacle of a representation by each Member and its respective affiliates, as applicable, as to their ownership of any Notes or Unsecured Claims held of record, beneficially owned or controlled, either directly or indirectly, as of the date of this Agreement and all of such Notes and Unsecured Claims being validly tendered to Pinnacle and not withdrawn;

(b) holders of the Notes and holders of Unsecured Claims shall not have voted on any chapter 11 plan; and

(c) general conditions customary for tenders of instruments similar to the Notes.

6. Transfers. During the term of this Agreement, other than pursuant to the Note Tender and the Unsecured Claim Tender, each Member, and its respective affiliates, covenants and agrees not to sell, transfer or otherwise dispose of any Notes or Unsecured Claims held by any of them as of the date of this Agreement, grant any lien, encumbrance or security interest with respect to any such Note or Unsecured Claim, or enter into any option, pledge, mortgage, deed of trust, conditional sale or restriction on transfer of title or voting with respect to any such Note or Unsecured Claim.

7. Libra. Pinnacle shall support the payment of that certain fee due to Libra Securities Corporation in the amount of approximately $900,000, irrespective of the manner in which title to the gaming and related assets of the Debtors are conveyed to Pinnacle in the Debtors’ chapter 11 cases or any superseding chapter 7 cases, and whether through a plan of reorganization or liquidation, consummation of a Bankruptcy Code Section 363 sale of assets or stock, or otherwise.

8. Termination. This Agreement shall terminate upon the earlier to occur of (a) the confirmation of a plan of reorganization other than a plan approved and/or supported by Pinnacle, (b) the Note Tender not having closed by August 18, 2006, and (c) the date on which satisfaction of any condition of the Note Tender or Unsecured Claims Tender is rendered impossible.

9. Miscellaneous.

(a) Notices. All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by electronic mail, facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party.

(b) Entire Agreement; Assignment. This Agreement contains the entire agreement of the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements written or oral with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement shall not be assigned by any Party without the prior written consent of the other

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July 12, 2006

Parties; provided, however, that Pinnacle shall be entitled to assign its rights and obligations under this Agreement to one or more of its affiliates without the prior written consent of the other Parties.

(c) Waivers and Amendments. This Agreement may be amended, superseded, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance; provided, however, that nothing herein shall require Pinnacle to keep any tender offer open in violation or contravention of any law, rule, regulation or order issued by any governmental authority or if satisfaction of any condition to such tender is rendered impossible. The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its law of conflicts. The Parties submit to the exclusive jurisdiction of the Bankruptcy Court.

(e) Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

(f) Headings. The headings herein are for reference only and shall not affect the interpretation of this Agreement.

(g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity in such jurisdictions without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) Third Party Beneficiaries. The holders of Notes and Unsecured Creditors that are not signatories to this Agreement shall be third party beneficiaries of this Agreement.

Official Committee of Unsecured Creditors

July 12, 2006

Please sign and return a copy of this letter agreement to reflect your acceptance hereof.

Pinnacle Entertainment, Inc.

By:		/s/ Daniel R. Lee
	Name:	Daniel R. Lee
	Title:	Chairman/CEO

ACKNOWLEDGED AND AGREED:

AIG Global Investment Corp., in its capacity as investment adviser and/or collateral manager to various clients

By:	/s/ Bryan Petermann
	Name:	Bryan Petermann
	Title:	Managing Director

As beneficial owner of approximately $32,302,000 principal amount of Notes

MacKay Shields LLC

By:	/s/ J. Matthew Philo
	Name:	J. Matthew Philo
	Title:	Sr. Managing Director

As investment adviser to the beneficial owners of approximately $29,341,000 principal amount of Notes

St. Louis Parking Company

By:	/s/ Jack E. Pohrer
	Name:	Jack E. Pohrer
	Title:	Chairman

Material Sales Company, Inc.

By:	/s/ Ralph T. Hoffman
	Name:	Ralph T. Hoffman
	Title:	President

Official Committee of Unsecured Creditors

July 12, 2006

St. Louis Post-Dispatch

By:	/s/ Kathy Dobson
	Name:	Kathy Dobson
	Title:	Director of Advertising Services

U.S. Food Service

By:	/s/ Gary L. Gordon
	Name:	Gary L. Gordon
	Title:	Credit Manager